EXHIBIT 99.1

News Release

July 1, 2014

Ashland Inc. and Clariant complete sale of ASK Chemicals joint venture to Rhône

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) and Clariant today announced they have completed the previously announced sale of their joint venture, ASK Chemicals GmbH headquartered in Hilden, Germany, to investment funds affiliated with Rhône, a London and New York-based private equity investment firm. The enterprise value of the transaction, before debt and assumed liabilities, amounts to €257 million. After adjusting for debt and assumed liabilities, total pre-tax proceeds to the sellers were €149 million, which includes €128 million in cash and a €21 million buyer note. Proceeds will be split evenly between Ashland and Clariant under terms of the 50/50 joint venture.

With 1,800 employees in 25 countries, ASK Chemicals is a leading foundry chemicals manufacturer. Its portfolio encompasses an exceptionally broad and innovative range of foundry resources such as binders, coatings, feeders, filters and release agents, as well as metallurgical products including inoculants, inoculation wires and master alloys for iron casting. In 2013, ASK Chemicals generated annual revenues of €513 million.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Valvoline.

About Rhône and its affiliates
Rhône, established in 1996, is a global private equity firm with a focus on investments in market leading businesses with a pan-European or transatlantic presence and expansion prospects. Rhône’s investment philosophy includes the development of strong, strategic partnerships with the companies in which it invests. Rhône has offices in London and New York and currently holds investments in a diversified portfolio of companies, including investments in the chemicals, consumer products, food, industrial, materials, mining and shipping industries.

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FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Inquiries about Rhône:
Charlie Harrison
E: CHarrison@bell-pottinger.com
T: +44 207 861 3125
M: +44 7500 578 179

Guy Scarborough
E: GSCarborough@bell-pottinger.com
T: +44 207 861 3870
M: +44 7912 539 975